Exhibit 10.39

2011 NAMED EXECUTIVE OFFICER COMPENSATION

Name	2011 Base Salary(1)	Target Bonus (as a % of 2011 Annual Base Salary)
William M. Greenman(2) President and Chief Executive Officer	$415,000	60%

Claes Glassell(2) President and Chief Executive Officer	$500,000	60%

Laurence M. Corash, M.D. Senior Vice President and Chief Medical Officer	$378,750	35%

(1)	Effective March 1, 2011.
(2)	Effective April 18, 2011, Mr. Glassell resigned as, and Mr. Greenman was appointed, President and Chief Executive Officer of Cerus Corporation (the “Company”). In connection with his appointment as President and Chief Executive Officer, Mr. Greenman’s annual base salary was increased from $321,360 and his target bonus percentage was increased from 35%. For more information regarding Mr. Glassell’s resignation and Mr. Greenman’s appointment, please see the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 20, 2011.